Exhibit 10.5

CUSHMAN & WAKEFIELD LTD.

FIRST AMENDED & RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

SECTION I.

Establishment and Purpose

Cushman & Wakefield Ltd. (the “Company”) hereby establishes this First Amended & Restated Executive Deferred Compensation Plan (the “Plan”) effective as of November 27, 2025. The purpose of the Plan is to provide select, highly-compensated senior executives of the Company or its designated subsidiaries with an opportunity to defer payment of a portion of their salary, bonus, commissions, and/or equity-based compensation on the terms and conditions set forth herein.

SECTION II.

Definitions

For the purposes of the Plan, the following capitalized words will have the meanings set forth below:

“Administrator” means the Chief Human Resources Officer of the Company, and/or such other position delegated authority to administer the Plan by the Committee.

“Beneficiary” or “Beneficiaries” means an individual or entity designated by a Participant to receive Deferred Benefits in the event of the Participant’s death; provided, however, that, if no such individual or entity is designated or if no such designated individual is alive at the time of the Participant’s death, Beneficiary will mean the Participant’s estate.

“Beneficiary Designation Form” means a document, in a form approved by the Administrator to be used by Participants to name their respective Beneficiaries. No Beneficiary Designation Form will be effective unless it is signed by the Participant and received by the Administrator prior to the date of death of the Participant. In the event a Participant timely and properly delivers multiple signed Beneficiary Designation Forms, the Beneficiary Designation Form with the most recent date shall be the effective Beneficiary Designation Form and shall supersede all prior Beneficiary Designation Forms.

“Board” means the Board of Directors of the Company.

“Change in Control” means a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the Company’s common shares of $0.10 per share, or any other security into which the Common Stock shall be changed pursuant to Section 6.2 hereof, or instruments representing the same.

“Company” means Cushman & Wakefield Ltd., an exempted company incorporated under the laws of Bermuda, or any successor to substantially all of its business.

“Compensation” means up to (i) fifty percent (50%) of any base salary payable in a Plan Year, (ii) any annual bonus payable with respect to performance in a Plan Year, (iii) amounts payable upon vesting with respect to RSUs granted in a Plan Year, if any, and (iv) commissions earned in a Plan Year, in each case only to the extent such Compensation may be deferred without penalty under Section 409A of the Code; provided, that the Administrator may in its sole discretion determine with respect to any Plan Year what constitutes Compensation.

“Deferral Election” means an election with respect to a Plan Year by an Employee to defer Compensation to the Payment Date and with a payout over a specified schedule pursuant to a validly submitted Deferral Election Form, subject to the terms of this Plan. Subject to the requirements of the Plan, an Employee may elect to defer one or more of the various types of Compensation to a specified date; provided, that the specified date applicable to an election to defer RSUs must be to a specified date that is no earlier than the first anniversary of the last date a tranche of RSUs may vest under the terms applicable to the award; provided, further, that the specified schedule for the payout shall, unless the Administrator provides otherwise in the Deferral Election Form, and in any event subject to the terms of this Plan, be one of (i) lump sum within sixty (60) days of the Payment Date, (ii) in five substantially equal annual installments, with the first installment occurring within sixty (60) days following the Payment Date and the remaining four (4) installments occurring within sixty (60) days following the first four (4) anniversaries of the Payment Date, or (iii) in ten substantially equal annual installments, with the first installment occurring within sixty (60) days following the Payment Date and the remaining nine (9) installments occurring within sixty (60) days following the first nine (9) anniversaries of the Payment Date; and provided, further, a Deferral Election must comply with Section 409A of the Code.

“Deferral Election Form” means the election form, in such form and with such procedures as shall be determined by the Administrator in its sole discretion, pursuant to which an Employee may make a Deferral Election.

“Deferred Stock Account” means a notional, bookkeeping account denominated in Common Stock and established under the Plan for a Participant to track the shares of Common Stock credited thereto in respect of a Participant’s Deferral Elections.

“Election Date” means, except as otherwise determined by the Administrator, no later than the December 31st immediately preceding the commencement of a Plan Year. Notwithstanding the foregoing, if an Employee first becomes eligible to participate in the Plan on or after the start of a Plan Year, the Administrator may in its sole discretion permit such Employee to complete, execute and return a Deferral Election Form within thirty days following such initial participation date provided that such a Deferral Election will only apply with respect to services to be performed after the Deferral Election Form is accepted by the Administrator, and such date shall be the Election Date in respect of such Employee.

“Employee” means a person who is an service provider to any Employer and eligible to participate in the Plan with respect to a Plan Year, as determined by the Administrator in its sole discretion.

“Employer” means, as applicable, the Company or any of its subsidiaries listed on Schedule A attached hereto, as the same may be amended by the Committee, in its sole discretion, from time to time.

“Equity Plan” means the Cushman & Wakefield Ltd. Fourth Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan, as it may be amended from time to time, and the award agreement evidencing an award of RSUs thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Fair Market Value” of a share of Common Stock on a given date will be based upon either (i) if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the closing price on the relevant date or, if unavailable, the average of the closing bid and asked prices per share of Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations or (ii) if the Common Stock is not listed on a national securities exchange or quoted in an interdealer quotation system, the price will be equal to the Company’s fair market value, as determined by the Board in good faith based upon the best available facts and circumstances at the time.

“Participant” means any Employee (i) who elects to participate in the Plan, (ii) who signs the applicable Deferral Election Form, (iii) whose signed Deferral Election Form is accepted by the Administrator, (iv) who commences participation in the Plan and (v) whose participation in the Plan has not been terminated. A spouse or former spouse of a Participant will not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

“Payment Date” means, subject to the terms of this Plan, the earlier of (i) a Participant’s Termination of Service for any reason, and (ii) the specified date selected by the Participant in the Deferral Election Form.

“Plan Year” means the period beginning on January 1 of each year and ending on December 31 of such year.

“RSU” means a restricted stock unit representing one share of Common Stock granted to the Participant on or after January 1, 2019 under the Equity Plan or, if applicable, any successor plan, including any dividend equivalents that may be earned thereon pursuant to the terms thereof.

“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

“Termination of Service” means a separation from service as defined under Section 409A of the Code.

SECTION III.

Administration

(a) The Plan will be administered by the Committee and the Administrator as set forth herein. The Administrator and Members of the Committee may be Participants in the Plan. The Committee will be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make factual determinations in connection with the administration or interpretation of the Plan, and to make any other determinations that it believes are necessary or advisable for the administration of the Plan. The Administrator has the sole authority to accept or reject, in whole or in part, any Deferral Election and to select Employees who may participate in the Plan. Eligibility to become a Participant in one Plan Year does not guarantee eligibility to become a Participant in any other Plan Year. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Deferral Election Form to the extent the Administrator deems desirable to carry the Plan into effect. Any decision of the Committee and the Administrator in the administration of the Plan, as described herein, will be final and conclusive. The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of the Committee members to execute and deliver documents on behalf of the Committee. In addition, in the administration of the Plan, the Committee and the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

(b) The Committee and the Administrator will be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Companies or from the financial, accounting, legal or other advisers of the Companies. Each member of the Committee, the Administrator and each other individual designated by the Committee to administer the Plan and each other person acting at the direction of or on behalf of the Committee will not be liable for any determination or anything done or omitted to be done by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bylaws of the Company, will be fully indemnified and protected by the Company with respect to such determination, act or omission.

SECTION IV.

Elective Deferral of RSU Grants

4.1	Elective Deferrals Generally

(a) Deferral Elections. The Administrator will have sole discretion to determine the terms and conditions applicable to a Deferral Election pursuant to the Plan. To the extent permitted by the Administrator and subject to the terms and conditions provided by the Administrator, a Participant for a given Plan Year may make a Deferral Election. The Participant’s election must be evidenced by a Deferral Election Form completed and timely submitted to the Administrator in accordance with the procedures and time frames as may be established by the Administrator in its sole discretion.

(b) Deferred Stock Accounts. The Administrator will establish a Deferred Stock Account for each Participant and such separate sub-Accounts as it deems necessary and appropriate to track a Participant’s Deferral Elections and the notional shares of Common Stock credited to the Participant with respect thereto.

4.2	Crediting of Deferrals; Certain Limitations

(a) Crediting of Deferrals to the Deferred Stock Account. With respect to Compensation subject to an effective Deferral Election Form other than Compensation relating to RSUs, the amounts will be credited to the Participant’s Deferred Stock Account on the date that such Compensation would otherwise have been paid absent a Deferral Election, and the number of notional shares of Common Stock so credited shall be determined based on the Fair Market Value of the Common Stock on such date. With respect to RSUs that are subject to an effective Deferral Election Form, the RSUs will continue to be subject to the terms of the Equity Plan and the number of shares of Common Stock underlying the RSUs will be credited to the Participant’s Deferred Stock Account only upon vesting of the RSU, if applicable. Notwithstanding anything to the contrary in the Plan or any Deferral Election Form, to the extent any Common Stock credited to a Participant’s Deferred Stock Account relates to Compensation that is forfeited, reduced or otherwise recouped, such Common Stock shall cease to be credited to the Participant’s Deferred Stock Account and Participant shall cease to have any rights with respect thereto, as determined by the Committee in its sole discretion.

(b) Maximum Deferrals. In respect of any Plan Year, the Deferral Election Form may specify a date that is no later than the 20th year following the Plan Year to which the Deferral Election relates.

4.3	Dividend Equivalents

Unless otherwise determined by the Administrator, a Participant’s Deferred Stock Account will, from time to time after crediting but prior to settlement, be credited with additional notional shares of Common Stock, the number of which will be equal to the quotient determined by dividing (a) the product determined by multiplying (i) one hundred percent (100%) of each dividend declared and paid by the Company to its shareholders on its Common Stock on a per share basis by (ii) the number of notional shares of Common Stock recorded in the Participant’s Deferred Stock Account on the record date for the payment of any such dividend, by (b) the Fair Market Value of a share of Common Stock on the dividend payment date for such dividend, in each case, with fractions computed to three decimal places, it being understood that no fractional shares will be credited to a Participant’s Deferred Stock Account, and will instead be rounded down to the nearest whole share (such notional shares, the “DEQ Shares”); provided, that in no event will DEQ Shares be credited to a Participant’s Deferred Stock Account to the extent such a crediting would result in duplication, as determined by the Committee in its sole discretion.

4.4	Statements of Account

The Company will provide each Participant with access to a summary setting forth the total number of notional shares of Common Stock credited to the Participant’s Deferred Stock Account as of the end of each Plan Year.

4.5	Manner, Timing and Form of Payment of Deferred Stock Accounts

(a) Payment of Deferred Stock Account. Except (i) as otherwise provided in the Plan or (ii) to the extent payment on the Payment Date would result in a penalty under Section 409A of the Code, in which case payment shall occur at the earliest time payment can be made without such a penalty, the notional shares of Common Stock in a Participant’s Deferred Stock Account will be settled in shares of Common Stock on the Payment Date and in any event pursuant to the Participant’s Deferral Election. All distributions made in the form of Common Stock with respect to RSUs will be distributed pursuant to, and count against the number of shares reserved for issuance under, the Equity Plan or such other plan, program, agreement or arrangement under which the shares of Common Stock or right to acquire or receive shares of Common Stock were initially awarded. Shares of Common Stock actually delivered in settlement of a Participant’s Stock Account may be originally issued shares or treasury shares, in the sole discretion of the Committee. Notwithstanding anything to the contrary herein, DEQ Shares will be settled in cash unless the Committee determines in its sole discretion to settle the DEQ Shares in shares of Common Stock.

(b) Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Termination of Service, then no distribution of such Participant’s Deferred Stock Account shall be made to the extent triggered by such Participant’s Termination of Service or otherwise to the extent necessary to avoid any penalties under Section 409A of the Code until the first day of the seventh month following the Participant’s Termination of Service (or, if earlier, upon the date of the Participant’s death).

(c) Restrictions on Transfer. The Company will pay any amounts payable under the Plan only to the Participant or Beneficiary designated under the Plan to receive such amounts. Neither a Participant nor his Beneficiary will have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so will be void. Amounts payable under the Plan will not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Participant’s or Beneficiary’s debts or other obligations.

SECTION V.

Designation of Beneficiary

Each Participant may designate a Beneficiary to receive any amounts due under the Plan on the Participant’s death by executing a Beneficiary Designation Form. A Participant may change an earlier Beneficiary designation by executing a later Beneficiary Designation Form and delivering it to the Administrator. The execution of a Beneficiary Designation Form and its receipt by the Administrator revokes and rescinds any prior Beneficiary Designation Form.

SECTION VI.

Recapitalization or Reorganization

6.1	Authority of the Company and Stockholders

The existence of the Plan will not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks having rights superior to or affecting the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6.2	Change in Capitalization

In the event of any change in the capitalization of the Company or other corporate change, the Committee shall make such adjustments to the notional Common Stock credited to a Participant’s Deferred Stock Account as it shall consider appropriate in its sole discretion. Notwithstanding any other provision of the Plan, in the event of the occurrence of any action referenced in Section 9 of the Equity Plan (or the appropriate section of any amended, updated, replacement or successor Equity Plan): (i) the Committee will effectuate any actions taken under the Equity Plan in respect of the RSUs credited to a Participant’s Deferred Stock Account and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion. Notwithstanding the foregoing, the Committee will not make any adjustments hereunder that would require approval of the shareholders of the Company without first obtaining such approval.

SECTION VII.

Records; Claims Procedure

7.1	Records of Administration

The Administrator will keep or designate another party to keep records reflecting the administration of this Plan which will be subject to audit by the Company.

7.2	Expenses

The expenses of administering this Plan will be borne by the Company.

7.3	Claims Review Procedures

The following claim procedures will apply:

(a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant will be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than ninety (90) days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension will be furnished to the claimant before the termination of the 90-day period. In no event will the extension exceed a period of ninety (90) days after the expiration of the initial 90-day period. The notice of the denial will contain the following information written in a manner that may be understood by a claimant:

(i) The specific reasons for the denial;

(ii) Specific reference to pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv) An explanation that a full and fair review by the Administrator of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Administrator within sixty (60) days after the notice of the denial is received; and

(v) If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described above.

(b) Decisions after Review. The decision of the Administrator with respect to the review of the denial will be made promptly and in writing, but not later than sixty (60) days after the Administrator receives the request for the review. However, if special circumstances require an extension of time, a decision will be rendered not later than one hundred twenty (120) days after the receipt of the request for review. A written notice of the extension will be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant will be given a copy of the decision, which will state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c) Other Procedures. Notwithstanding the foregoing, the Administrator may, in its sole discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, will be designed to afford a claimant a full and fair review of the claimant’s claim and will comply with any applicable regulations under ERISA.

7.4	Finality of Determinations; Exhaustion of Remedies

To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7 will be final and binding on all parties. No legal action for benefits under this Plan will be brought unless and until the claimant has exhausted the claimant’s remedies under Section 7. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure will be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim will be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

SECTION VIII.

General Provisions

8.1	Restrictions on Alienation of Benefits

No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit will cease and terminate.

8.2	Unfunded Status of Plan

This Plan is unfunded and is intended to be a “top hat” plan for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA. Amounts payable under the Plan will be satisfied out of the general assets of the Company subject to the claims of the Company’s creditors. The Participants and/or their Beneficiaries will be unsecured creditors of the Company, subject to the Company’s “insolvency”, meaning that the Company is unable to pay its debts as they become due, or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. Benefits will be reflected on the Company’s accounting records but will not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant will have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Company may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor the Beneficiary of a Participant will acquire any interest hereunder greater than that of an unsecured creditor of the Company.

8.3	Deemed Investment

By electing to participate in the Plan, each Participant will be deemed to have acknowledged and agreed that the Company is not and will not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan.

8.4	Tax Consequences Not Guaranteed

The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and will not be liable to them if tax consequences they anticipate do not actually occur. The Company will have no obligation under any circumstances to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) under the Plan.

8.5	Construction

Except when otherwise indicated by the context, the definition of any term in the singular will also include the plural.

8.6	Severability

If any of the provisions of the Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any other agreements or documents designated by the Committee or the Administrator as setting forth the terms of a deferral contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

8.7	Articles and Section Titles and Headings

The titles and headings at the beginning of each Article and Section will not be considered in construing the meaning of any provisions in this Plan.

8.8	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

8.9	Amendment and Termination

The Administrator may amend, modify or terminate this Plan at any time and in any manner. No amendment may reduce the Account balance of any Participant at the time of such amendment or accelerate the timing of payments due under this Plan except as provided below, unless such amendment is made to comply with any law or regulation. In the event of a termination of this Plan, no further deferrals will be made under this Plan. Any and all amendments to and any termination of the Plan must be made in compliance with Section 409A of the Code.

8.10	Change in Control

If a Change in Control occurs, a Participant’s Deferred Stock Account in this Plan will be distributed in lump sum no later than five (5) days following the date of the Change in Control in accordance with, and only to the extent it would not result in a penalty under, Section 409A of the Code. Any portion of a Participant’s Deferred Stock Account that is not distributed following a Change in Control shall be distributed in accordance with the terms of this Plan and the applicable Deferral Election.

8.11	Termination after Corporate Dissolution

The Administrator may terminate this Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under this Plan are distributed to the Participants and included in their taxable income within the time limits specified for such terminations in the Regulations under Section 409A.

8.12	Company Decision to Terminate Plan

The Company may terminate this Plan provided that the Company terminates all of its deferral arrangements that would be aggregated with this Plan pursuant to Section 409A of the Code, and further provided that no payments of amounts deferred under the Plan are made within twelve (12) months of the termination other than payments that would otherwise be payable under this Plan if this Plan had not been terminated, and provided further that payments of all remaining amounts deferred under the Plan are made within twenty-four (24) months of the termination, and provided further that the Company does not adopt any new deferral arrangement that would be aggregated with any terminated arrangement at any time within three years following the date of termination.

8.13	No Rights as Stockholder

The crediting of Common Stock to a Participant’s Deferred Stock Account will not confer on the Participant any rights as a stockholder of the Company.

8.14	Clawback.

Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan.

8.15	Withholding.

With respect to any Compensation subject to an effective Deferral Election, the Company shall have the right to reduce the amount credited to the Account and/or withhold a number of shares of Common Stock having a Fair Market Value determined by the Administrator to be sufficient to satisfy the federal, state, local, employment and any other applicable tax and withholding requirements, if any, attributable to such Compensation.

8.16	Section 409A.

The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. A Termination of Service shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor any Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.